EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN TIGARD, OREGON

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – November 16, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 101st Cheesecake Factory restaurant on November 15, 2005 at Washington Square in Tigard, Oregon.  The restaurant contains approximately 10,200 square feet and approximately 300 seats.

          To celebrate the opening of its first Oregon location, The Cheesecake Factory hosted a benefit on November 12, 2005 for Morrison Child and Family Services, a non-profit organization dedicated to treating children who have been the victims of abuse and neglect, and their families.  The ticket price for the event included cocktails, appetizers, a sampling of several entrees, live music and the Company’s signature cheesecakes.  The Cheesecake Factory, in partnership with its vendors, underwrote the event in order to donate 100% of the proceeds from ticket sales to Morrison Child and Family Services.

About The Cheesecake Factory

          The Cheesecake Factory Incorporated operates 101 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit www.thecheesecakefactory.com.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100